Exhibit 99.1

NEWS RELEASE

18-05-095

2901 Butterfield Road             Oak Brook, Ill. 60523             www.inlandgroup.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)
(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES TAX ALLOCATION OF 2007 CASH DISTRIBUTIONS

Oak Brook, Ill. January 29, 2008 — Inland Western Retail Real Estate Trust, Inc. today announced the tax allocation of the cash distributions paid on its common shares during 2007.

Stockholders receiving cash distributions in 2007 will receive a Form 1099-DIV summarizing the allocation of the individual cash distributions.  Therefore, the tax allocation provided in this press release is for informational purposes only.  Stockholders are advised to consult with their tax advisors about the specific tax treatment of cash distributions paid by Inland Western Retail Real Estate Trust, Inc. in 2007.

Inland Western Retail Real Estate Trust, Inc. currently pays an annual cash distribution of $0.6425 per share, disbursing equal portions of $0.053542 per share to stockholders on a monthly basis.  The December distribution with a record date of December 31, 2007 and payment date of January 10, 2008, is reportable for the tax year in 2008, and is therefore not reflected in the 2007 tax allocation. The following table, presented on a per share basis, summarizes the tax allocation determined by Inland Western Retail Real Estate Trust, Inc.

Record Date	Payment Date	Distribution Per Share	Ordinary Dividends	Nontaxable Dividends
12/31/06	01/10/07	$0.053542	$0.026086	$0.027456
01/31/07	02/10/07	$0.053542	$0.026086	$0.027456
02/28/07	03/10/07	$0.053541	$0.026086	$0.027455
03/31/07	04/10/07	$0.053542	$0.026086	$0.027456
04/30/07	05/10/07	$0.053542	$0.026086	$0.027456
05/31/07	06/09/07	$0.053541	$0.026086	$0.027455
06/30/07	07/10/07	$0.053542	$0.026086	$0.027456
07/31/07	08/10/07	$0.053542	$0.026086	$0.027456
08/31/07	09/11/07	$0.053541	$0.026086	$0.027455
09/30/07	10/10/07	$0.053542	$0.026086	$0.027456
10/31/07	11/10/07	$0.053542	$0.026086	$0.027456
11/30/07	12/11/07	$0.053541	$0.026086	$0.027455
TOTAL		$0.642500	$0.313032	$0.329468

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of September 30, 2007, the portfolio consisted of 305 properties totaling approximately 46.2 million square feet located in 38 states.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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